EXHIBIT 10.34

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 1st day of April, 2010 between QUALITY DISTRIBUTION, INC., a Florida corporation (the “Company”), and Melissa M. Ernst (the “Employee”).

The Employee and the Company wish to enter into an employment relationship on the terms and conditions set forth in this Agreement.

Accordingly, the Company and the Employee hereby agree as follows:

1.	Employment, Duties and Acceptance.

1.1 Employment. The Company hereby agrees to employ the Employee for the Term (as defined in Section 2), to render exclusive and full-time services to the Company, in the capacity of Vice President – Human Resources of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Company. It is agreed and understood that, if applicable, the Employee shall resign as an officer of the Company or any subsidiary immediately upon termination of his or her employment hereunder for any reason.

1.2 Duties and Authority. During the Term (as defined in Section 2), the Employee shall serve as the Vice President – Human Resources and shall have the normal duties, responsibilities, functions and authority of the position but subject to the power and authority of the Chief Executive Officer and/or the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority, consistent with the foregoing, and to overrule the actions of employees and officers of the Company. During the Term, the Employee shall report to the Company’s Chief Executive Officer or his designee.

1.3 Acceptance. The Employee hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Employee agrees to serve the Company faithfully and to the best of the Employee’s ability, to devote the Employee’s entire business time, energy and skill to such employment, and to use the Employee’s best efforts, skill and ability to promote the Company’s interests. It is understood that, during the Term (as defined in Section 2), subject to any conflict-of-interest policies of the Company and Section 5, the Employee may (x) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not interfere with his or her duties hereunder, (y) make and manage investments of his or her choice, and (z) with the prior written consent of the Chief Executive Officer, serve on the board of directors of up to one non-competing for-profit organization provided that such board service does not interfere with his or her duties hereunder.

1.4 Location. The duties to be performed by the Employee hereunder shall be performed primarily at the location(s) specified by the Company, subject to reasonable travel requirements consistent with the nature of the Employee’s duties from time to time on behalf of the Company.

1.5 Fiduciary Relationship. The Employee acknowledges and fully understands that, by entering into this Agreement, he or she undertakes a fiduciary relationship with the Company, and, as a fiduciary, has the obligation to use due care and act in the best interests of the Company at all times. Employee shall be candid in all reports and responses to inquiries and shall include in any report or response all information known or then available to the Employee, even if not specifically requested, which Employee reasonably believes is material, relevant and reasonably required for the understanding of the matter in question sufficient to inform the person to whom such report or response is provided. Failure of the Employee to fulfill all fiduciary obligations ordinarily imposed by law on similarly situated employees in a fiduciary relationship will be deemed a material breach of this Agreement by the Employee.

2.	Term of Employment.

The term of the Employee’s employment under this Agreement (the “Term”) shall commence on April 1, 2010 (the “Effective Date”), and shall end on the date on which the Term is terminated pursuant to Section 4.

3.	Compensation; Benefits.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Employee during the Term a base salary, payable bi-weekly, at the initial annual rate of $135,000 (the “Base Salary”). On each anniversary of the Effective Date, or such other appropriate date during each year of the Term when the salaries of the Company’s employees are normally reviewed, the Company and/or the Board shall review the recommendation of the Company regarding the Employee’s Base Salary and determine if, and by how much, the Base Salary should be increased. The Company shall have sole discretion in determining whether or not to increase Employee’s base salary.

3.2 Bonus. The Employee may be eligible to receive an annual cash bonus for the achievement of the Company’s Board-approved business plan. The annual cash bonus target opportunity shall be 20% of Base Salary, with an opportunity to receive such cash bonus (or lesser or greater amount) based upon Employee’s extraordinary individual performance as determined at the sole discretion of the Board. The Employee’s annual cash bonus, if any, shall be paid in a single lump sum cash payment at the same time as annual bonuses are normally paid to similarly situated employees of the Company.

3.3 Business Expenses. The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Term in the performance of the Employee’s services under this Agreement, subject to and in accordance with applicable expense-reimbursement and related policies and procedures as in effect from time to time.

3.4 Paid Time Off. During the Term, the Employee shall be entitled to twenty (20) days of paid time off per fiscal year, with a carryover of up to ten (10) days each fiscal year, but at no time an aggregate of more than ten (10) days’ carryover. Days carried over may only be used for the purpose of Family Medical Leave or Short Term Disability. Paid time off shall be prorated for the fiscal year in accordance with the published Paid Time Off policy.

3.5 Benefits and Perquisites. During the Term, the Employee shall be eligible to participate in those defined contribution, salary deferral, group insurance, medical, dental, disability and other benefit plans and such perquisites of the Company as from time to time in effect and on a basis no less favorable than any other similarly situated employee of the Company.

4.	Termination.

4.1 Termination Events.

4.1.1 Employee’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i) the death of the Employee;

(ii) the physical or mental disability of the Employee, whether totally or partially, such that, with or without reasonable accommodation, the Employee is unable to perform the Employee’s essential functions of his or her job, for a period equal to the greater of three months or the eligibility waiting period under the Company’s long-term disability insurance policy; or

(iii) notice of termination for “Cause.” As used herein, “Cause” means:

(a) Employee’s inability or incapacity to satisfactorily perform the essential functions of his or her job in a manner satisfactory to Company;

(b) Employee’s commission of any crime involving dishonesty or moral turpitude;

(c) Misconduct, including but not limited to, insubordinate behavior, by Employee in the performance of his or her job duties and responsibilities;

(d) Any conduct by Employee of a nature that reflects negatively upon the Company or that would prevent Employee from being able to adequately perform his or her job duties and responsibilities;

(e) Employee’s material failure to adequately perform his or her duties and responsibilities as such duties and responsibilities are, from time to time, in the Company’s absolute discretion, determined not cured to the reasonable satisfaction of the Chief Executive Officer within thirty days after written notice to the Employee by the Chief Executive Officer; or

(f) Employee’s material breach of any of Company’s established operating policies and procedures as determined in the Company’s absolute discretion.

4.1.2 The Employee may immediately resign the Employee’s position for Good Reason, and, in such event, the Term shall terminate. As used herein, “Good Reason” means without the Employee’s consent (i) material breach of this Agreement by the Company not cured to the Employee’s reasonable satisfaction within thirty days after written notice to the Chief Executive Officer by the Employee.

4.1.3 The Company may terminate the Employee’s employment following notice of termination without Cause given by the Company and, in such event, the Term shall terminate.

4.1.4 The Employee may voluntarily resign the Employee’s position following notice to the Company of The Employee’s intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate.

4.1.5 The date upon which Employee’s employment and the Term terminate pursuant to this Section 4.1 shall be the Employee’s “Termination Date” for all purposes of this Agreement.

4.2 Payments Upon a Termination Event.

4.2.1 Following any termination of the Employee’s employment, the Company shall pay or provide to the Employee, or the Employee’s estate or beneficiary, as the case may be: (i) Base Salary earned through the Termination Date; (ii) the balance of any awarded but as yet unpaid, annual cash bonus or other incentive awards for any fiscal year prior to the fiscal year during which the Employee’s Termination Date occurs; (iii) any vested, but not forfeited benefits on the Termination Date, under the Company’s employee benefit plans in accordance with the terms of such plans; and (iv) benefit continuation and conversion rights to which the Employee is entitled under the Company’s employee benefit plans.

4.2.2 Following termination of Employee’s employment and the Term by reason of Section 4.1.1(i) or (ii), for the fiscal year during which the Termination Date shall occur, the Employee, or his or her estate or representative, as applicable, shall receive in addition to the payments in Section 4.2.1 above, an annual cash bonus at target as set forth in Section 3.2, prorated from the first day of such fiscal year through the Termination Date. Such annual cash bonus shall be paid at the same time such annual cash bonuses are normally paid to similarly situated employees of the Company.

4.2.3 Following a termination by the Company without Cause or by the Employee for Good Reason, the Company shall pay or provide to the Employee in addition to the payments in Section 4.2.1 above, (i) an annual cash bonus at target as set forth in Section 3.2, prorated from the first day of such fiscal year through the Termination Date, which shall be paid at the same time as annual cash bonuses are normally paid to similarly situated Employees of the Company; (ii) Base Salary payable in accordance with the normal payroll cycles of the Company for fifty-two weeks following the Termination Date; and (iii) if participating in the Company’s medical benefits at the time of termination, Company provided medical benefits for the Employee (and his or her eligible dependents) at active employee contribution rates for fifty-two weeks following the Termination Date. COBRA coverage eligibility will be reduced during the period of severance coverage. If, and only if, required by law, the Company shall not commence payment of the amount described in Section 4.2.3(ii) above until six months after the Termination Date.

4.2.4 Following a termination by the Employee without Good Reason, the Company shall only be responsible to pay or provide to the Employee the payments in Section 4.2.1 above. Employee will not be eligible to receive any bonus payment upon termination without Good Reason. The Company will issue Employee a COBRA notice in which he or she may continue his or her insurance coverage for a period of time allowed by law.

4.3 General Release.

4.3.1 The receipt of any payment as set forth in Section 4.2.3 shall be contingent upon the Employee’s execution of a general release agreement reasonably acceptable to the Company that (i) waives any rights the Employee may otherwise have against the Company and its Affiliates, and its and their directors, officers, employees and agents, and (ii) releases the Company and its Affiliates from actions, suits, claims, proceedings and demands related to the period of Employee’s employment and/or the termination of Employee’s employment. For purposes of this Agreement, “Affiliates” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Notwithstanding the foregoing, said general release agreement shall exclude Employee’s right to enforce this Agreement, and Employee’s vested benefits and benefit continuation/conversion rights under the Company’s employee benefit plans, and Employee’s right to indemnification under Section 6 of this Agreement.

5.	Restrictive Covenants.

Employee agrees to be bound by the Restrictive Covenants set forth in Annex A, which is attached hereto and herein incorporated by reference.

6.	Indemnification.

The Company shall indemnify, defend, and hold harmless Employee in accordance with the provisions of Article VI of the Company’s By-Laws.

7.	No Duty to Mitigate.

The Employee shall have no duty to mitigate any amounts payable to him or her hereunder, and such amounts shall not be subject to reduction for any compensation received by Employee from employment in any capacity or other source following the termination of Employee’s employment with the Company and its subsidiaries.

8.	Entire Agreement; Prior Agreements; Amendments; No Waiver.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed or modified orally, but only by an instrument in writing signed by Employee and the Chief Executive Officer (or his designee) of the Company. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right hereunder preclude any further exercise thereof. Without limiting the generality of the first sentence of this Section 8 any and all prior agreements or purported agreements between the Company and Employee are hereby terminated on and as of the Effective Date. In the event of any difference between this Agreement and any other document referred to in this Agreement, this Agreement shall control.

9.	Withholding.

The Company shall be entitled to withhold from any and all amounts payable to Employee hereunder such amounts as may, from time to time, be required to be withheld pursuant to applicable tax laws and regulations.

10.	Succession; Assignability; Binding Effect.

The Company may assign all of its rights and obligations hereunder to any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require each such successor or successors expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and further provided that nothing contained herein shall act as a release of the Company of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of his or her rights or obligations hereunder without the prior written consent of the Company, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect. Notwithstanding the foregoing, it is expressly understood and agreed that the Employee’s estate shall be entitled to all monies due to Employee hereunder in the event Employee dies at, or subsequent to, the termination of his or her employment, but prior to the receipt by Employee of monies due him or her pursuant to the terms hereof.

11.	Headings.

The Section and subsection headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

12.	Notices.

Notice hereunder will be addressed to a party at Employee’s home address in accordance with the Corporation’s personnel records or its corporate headquarters address. Either party may change its address for notice purposes by written notice to the other party in accordance with this Section 12.

13.	Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts made and to be performed wholly in that state, without giving effect to the principles thereof relating to conflicts or choice of laws.

14.	Execution in Counterparts.

This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

15.	Construction.

The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

16.	Dispute Resolution.

(a) General. It is hereby mutually agreed between Employee and the Company that any and all disputes between them (other than the Company’s enforcement of the provisions described in Annex A, which may be enforced in federal or state court as appropriate), including but not limited to, any disputes arising out of or relating to the terms of this Agreement, or Employee’s employment or the termination of Employee’s employment, will be subject to resolution only through final and binding individual arbitration in accordance with the applicable employment arbitration rules and procedures of the American Arbitration Association (“AAA”), as modified by applicable law and the terms of this Agreement. AAA’s employment rules and procedures are available at http://www.adr.org. Employee expressly waives any right to file suit in court, to intervene or participate in another’s lawsuit or to seek any remedy against the Company and its Affiliates, and its and their directors, officers, employees, shareholders, and agents other than through arbitration. Employee also knowingly and willingly agrees to waive any right he may have to a jury trial over any disputes regarding his or her hiring, employment, terms of employment, contractual rights, enforcement of this Agreement or enforcement of Annex A, or the termination of Employee’s employment. The claims covered by this Agreement include, but are not limited to: contract claims; tort claims; wrongful termination claims of any kind; claims of discrimination, harassment or retaliation; wage claims; and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance. Nothing in this Agreement is intended to prohibit Employee from filing a claim or communicating with the United States Equal Employment Opportunity Commission (“EEOC”) or the Florida Human Rights Commission (“FCHR”).

(b) Arbitration Procedure. A demand for individual arbitration giving notice of any claim sought to be arbitrated must be filed with AAA within the limitations period established by applicable state law, or if the dispute raises issues that would support federal jurisdiction, by applicable federal law. A neutral arbitrator will conduct the arbitration and will be selected in accordance with the AAA employment arbitration rules and procedures. The arbitration will take place in Tampa, Florida or other location which is mutually agreeable to the parties. The arbitrator has authority to resolve all or portions of the dispute through a summary judgment motion and related proceeding(s). The arbitrator must allow the parties discovery sufficient to adequately arbitrate their claims and defenses, even if the AAA rules and procedures are more restrictive. The arbitrator must render a written arbitration decision that reveals the essential findings and conclusions on which the decision is based. A party’s right to appeal the decision is limited to grounds provided under applicable state law or, if the dispute raises issues that would support federal jurisdiction, under applicable federal law. All arbitrations are for individual claims and class arbitrations are prohibited.

(c) Fees and Costs. In no event will Employee be required to pay administrative fees in excess of the fees (if any) which would have been incurred by Employee had the dispute(s) arbitrated under this Agreement been litigated in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court. The Company will be responsible for all administrative fees exceeding such amount. The Company also will be responsible for paying the arbitrator’s hourly fees. The types of costs (as limited herein) for which Employee may be responsible include, without limitation, filing fees, deposition costs, service of process costs, witness fees and transcript costs. The prevailing party in the arbitration is entitled to recover such actual costs and/or attorney’s fees that the prevailing party would be entitled to recover in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court.

(d) Remedies and Limitation of Liability. The arbitrator has authority to order all remedies that would be available to the parties if the dispute between them was litigated in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court. Attorneys’ fees may be recovered by either party when authorized by contract, statute or law. In statutory claims of discrimination, the arbitrator may award reasonable attorneys’ fees (including expert fees) to either party as the prevailing party if it would be entitled to recover such fees in accordance with applicable legal standards in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court. Under federal discrimination law, any such award against Employee must comply with the legal standards in Christianburg Garment Co. v. E.E.O.C., 434 U.S. 412 (1978), if applicable. In any claim brought by Employee for enforcement of this Agreement, the Arbitrator cannot award Employee anything other than actual damages. Under no set of circumstances will Employee be entitled to compensatory, punitive, liquidated or other damages, if Employee were to prevail on a claim for enforcement of this Agreement.

17.	Corporate Opportunity.

During the Term, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware, which relate to the business of the Company at any time during the Term (“Corporate Opportunities”). Unless approved by the Board in writing after full disclosure, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

18.	Insurance.

The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Employee in any amount or amounts considered advisable. Employee agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Employee hereby represents that he or she has no reason to believe that his or her life is not insurable at rates now prevailing for a healthy man or woman of his or her age.

19.	Employee’s Representations.

Employee hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound; (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company prior to the date hereof; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he or she understands his or her rights and obligations under this Agreement and that he or she fully understands the terms and conditions contained herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

QUALITY DISTRIBUTION, INC.

By:	/s/ Gary R. Enzor
Gary R. Enzor
Chief Executive Officer

EMPLOYEE:

/s/ Melissa M. Ernst
Melissa M. Ernst

ANNEX A

RESTRICTIVE COVENANTS

In consideration of Employee’s employment with the Company, the provision by the Company of trade secrets and confidential information to Employee, the Company’s introduction to Employee of its clients and customers, and other good and valuable consideration, Employee covenants and agrees to be bound as follows:

1.	NON-COMPETE

During the term of Employee’s employment and for a period of twelve (12) months following the Separation Date, Employee will not, either on his or her own behalf or on behalf of any other person, firm or entity, individually or collectively, directly or indirectly: (i) engage in the bulk transportation, transloading, tank cleaning, or container business, or any other business in which Company or any of its subsidiaries are engaged as of the Separation Date (collectively, the “Company Business”) in any geographic area in which Company or any of its subsidiaries participated in the Company Business during the last twenty-four (24) months prior to the Separation Date; or (ii) compete with Company or any of its subsidiaries, or participate as an agent, employee, officer, consultant, advisor, representative, stockholder, partner, member, joint venturer, or in any other capacity, or have any direct or indirect financial interest, in any enterprise that has any material operations engaged in the Company Business in any geographic area in which QDI or any of its subsidiaries participated in the Company Business during the last 24 months prior to the Separation Date; provided, however, that nothing contained herein shall prohibit Employee from: (i) owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which Employee does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor; (ii) being employed by an enterprise that engages in the Company Business, but whose principal business is not the Company Business, if Employee’s involvement is limited to those operations that are not the Company Business; or (iii) engaging in any employment, consulting, advisory, or representative capacity for any enterprise not engaged in the Company Business.

2.	CONFIDENTIALITY

(a) Employee will not use or disclose any Confidential Information belonging to the Company, including its affiliates and subsidiaries. “Confidential Information” means information or data in written, electronic, or any other form, tangible or intangible, which is not generally known outside the Company. Confidential Information includes, but is not limited to,

(i) business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

(ii) organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans, and including specifically the same information with respect to owner/operators and affiliate or Company terminals;

(iii) advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv) product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v) information about existing or prospective customers, suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi) technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

(b) Employee will return to the Company upon termination of employment all property belonging to the Company, including all Confidential Information in a tangible form. The restriction in this paragraph on using or disclosing Confidential Information extends beyond Employee’s employment with the Company, so long as the Confidential Information is not generally known outside of the Company.

3.	NON-SOLICITATION/ NON HIRE

During the term of Employee’s employment and for a period of twelve (12) months after the Separation Date (the “Non-Solicitation Expiration”), Employee will not solicit, hire, or make any other contact with, directly or indirectly, any customer of the Company or any of its subsidiaries, who or which was a customer at any time during the twenty-four months prior to Employee’s Separation Date, with respect to the provision of any service to any such customer that is the same or substantially similar to any offered or provided to such customer by the Company or any of its subsidiaries.

Employee will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or any of its subsidiaries with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or which is seeking to organize employees of the Company or any Subsidiary, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any subsidiary; provided, however, that nothing contained herein shall preclude Employee from having contact

2

or dealing with any such union or similar organization on behalf of any enterprise that is not engaged in the Company Business, or for any enterprise that engages in the Company Business but whose principal business is not the Company Business, if Employee’s involvement is limited to those operations that are not the Company Business.

Employee will not, prior to the Non-Solicitation Expiration, solicit, hire, or make any other contact with, directly or indirectly, any person who is an employee or independent contractor (including, without limitation, any of the Company’s truck drivers, owner/operators, or affiliate terminal operators, or the employees of fleet owners associated with any affiliate terminal operator) of the Company or any of its subsidiaries or affiliates as or the Employee’s Separation Date (or any person who was employed by the Company or any of its subsidiaries or affiliates at any time during the three-month period prior to the Employee’s Separation Date) with respect to any employment services or other business relationship.

4.	NON-DISPARAGEMENT

Employee will make or publish, or cause to be made or published, any statement or information that disparages or defames the Company or any of its subsidiaries or affiliates, or any employees or representatives thereof.

5.	REMEDIES

Employee acknowledges that irreparable damage would occur in the event of a breach of any of the provisions of this Annex A. Therefore, in addition to any other remedy to which Company may be entitled at law or in equity, Company shall be entitled to an injunction to prevent any such breach by Employee and to enforce specifically the terms and provisions of this Annex A.

6.	SCOPE

If the scope of any restriction or requirement contained in this Annex A is found by any court of competent jurisdiction to be too broad or restrictive to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that the court may modify the scope of such restriction or requirement so as to permit its enforcement.

AGREED:

/s/ Melissa M. Ernst
Melissa M. Ernst

DATE:

3

Modification of Terms of Employment for Melissa Ernst

February 17, 2011

Dear Melissa:

The following will modify your Employment Agreement dated April 1, 2010 (the “Employment Agreement”) with Quality Distribution Inc. (the “Company”) as follows, effective February 17, 2011:

Section 4.1.1 (iii) is replaced in its entirety with the following:

(i) notice of termination for “Cause.” As used herein, “Cause” means (a) a good faith finding by the Company of the Employee’s failure to satisfactorily perform Employee’s assigned duties for the Company as a result of Employee’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule or regulation or any policy or guideline of the Company); (b) Employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony; or (c) a material breach of this Agreement by the Employee not cured to the reasonable satisfaction of the Chief Executive Officer within thirty days after written notice to the Employee by the Chief Executive Officer.

The Company requests your signature below and your subsequent delivery of this letter agreement to the Company to evidence confirmation of your understanding of and agreement to, the above-described changes to the terms of your employment as of February 17, 2011. Except as set forth herein, all other terms and provisions of the Employment Agreement remain unchanged and in full force and effect.

By:	/s/ Gary R. Enzor
Gary R. Enzor
Chief Executive Officer

/s/ Melissa Ernst
Melissa Ernst

4